Exhibit 99.1

Cellectar Biosciences Announces 2nd Quarter Financial Results

Madison, WI (August 12, 2015) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), today announces financial results for the second quarter of 2015.

During the second quarter of 2015, the company reported a net loss for of $2.3 million or ($0.30) per share versus a net loss of $2.1 million or ($0.73) per share for the comparable period in 2014. Research and development expenses for the quarter ended June 30, 2015 were $1.4 million, similar to the second quarter from the year prior.

Cellectar’s general and administrative expenses for second quarter 2015 totaled $0.8 million, reflecting a $0.1 million decrease from the comparable prior year period.

The company ended the quarter with $4.8 million in cash and cash equivalents compared to $9.4 million in cash and cash equivalents at December 31, 2014, and estimates that available cash and cash equivalents should fund the company's planned operations into the fourth quarter 2015. The company also anticipates that additional capital will be required to complete its planned clinical and preclinical development.

“I believe Cellectar’s assets represent tremendous potential value,” said Jim Caruso, who was recently announced as the CEO of Cellectar. “The management team and I have developed a corporate plan that we believe will drive the company’s future success. We will present this plan during our conference call to be held later today.”

Cellectar will be holding a conference call at 5:00 PM ET today to review these results, as well as the company’s development plans. The call can be accessed by calling 888-646-8293. The call will also review the company’s latest corporate presentation, which can be accessed via http://edge.media-server.com/m/p/a2xygjmd. A replay of the call will also be available via the company’s website in the investor relations section.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar's compounds are designed to be selectively taken up and retained in cancer cells, including in cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of Phase I and Phase II product candidates engineered to leverage the unique characteristics of cancer cells to "find, treat and follow" malignancies in a highly selective way. For additional information please visit www.cellectar.com.

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com